EXHIBIT 3.1


                          CERTIFICATE OF DESIGNATION OF
                               PREFERENCES OF THE
                            SERIES B PREFERRED STOCK
                               OF THE PANTRY, INC.


                         Pursuant to Section 151 of the
                         General Corporation Law of the
                                State of Delaware



                 The undersigned, Peter J. Sodini and Mark C. King, do hereby certify as follows:

                  A. That Peter J. Sodini is, and at all times herein mentioned was, the duly elected and acting Chief Executive Officer of The Pantry, Inc., a Delaware corporation (the "Corporation"), and that Mark C. King is, and at all times herein mentioned was, the duly elected and acting Secretary of the Corporation.

                 B. -That the following resolution was duly adopted by the Board of Directors of the Corporation (the "Board"):

                  RESOLVED, that pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, there is hereby created a series of preferred stock of the Corporation, designated as "Series B Preferred Stock", which series shall consist of Twenty Five Thousand (25,000) shares, $0.01 par value per share. In addition to those set forth in the Certificate of Incorporation of the Corporation, the shares of Series B Preferred Stock shall have the powers and preferences, the participating, optional or other special rights, and the qualifications, limitations or restrictions set forth below:

                 1. Definitions. As used in this resolution, the following terms shall have the meanings indicated:

                           (a) "Board" shall mean the Board of Directors of the
Corporation.

                           (b) "Common Stock" shall mean the Common Stock, $0.01
par value, per share issued or to be issued by the Corporation.

                           (c) "Corporation" shall mean The Pantry, Inc.

                           (d) "Liquidation Event" shall mean any transaction or
series of related transactions that result in the sale of fifty percent (50%) or more of the capital stock of the Corporation or of all or substantially all of the assets thereof and any merger, consolidation or similar transaction.




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                           (e) "Original Issue Date" shall mean the date of the
original issuance of any shares of Series B Preferred Stock.

                           (f) "Series A Certificate" shall mean the Certificate
of Designation of Preferences of the Series A Preferred Stock, as filed with the Secretary of State of the State of Delaware on November 30, 1995.

                           (g) "Series A Preferred Stock" shall mean the Series
A Preferred Stock, $0.01 par value per share, issued by the Corporation pursuant to the Series A Certificate.

                           (h) "Series B Preferred Stock" shall mean the Series
B Preferred Stock, $0.01 par value per share, issued or to be issued by the Corporation.


                 2. Dividends.

                           (a) The holders of shares of Series B Preferred Stock
then outstanding shall be entitled to receive, when, as and if declared by the Board, out of funds legally available for the payment of dividends, cumulative dividends in an amount equal to Thirty-Two Dollars and Fifty Cents ($32.50) per share per quarterly period, plus an amount determined by applying a thirteen percent (13%) annual rate compounded quarterly to any accrued but unpaid dividend amount from the last day of the quarterly period when such dividend accrues to the actual date of payment of such dividend, and no more. Such dividends on the outstanding shares of Series B Preferred Stock shall be payable at such intervals as the Board may from time to time determine (each of such dates being a "dividend payment date") to the persons who are holders of record of outstanding shares of Series B Preferred Stock on each of the respective dividend payment dates. Each of such quarterly dividends shall be fully cumulative and shall accrue from day to day (whether or not declared) from the first (1st) day of each quarterly period in which such dividend may be payable as herein provided, except that with respect to the first quarterly dividend due on the Series B Preferred Stock, such dividend shall accrue from the Original Issue Date. Dividends, when, as and if declared, may, at the discretion of the Board, be payable in cash or by issuing additional shares, including fractional shares, of Series B Preferred Stock to the holders of record of outstanding shares of Series B Preferred Stock, at the rate of one share for each One Thousand Dollars ($1,000) of dividend, and the issuance of such additional shares shall constitute full payment of such dividends, with all holders entitled to receive the same proportions of cash and shares of Series B Preferred Stock if a dividend is payable in cash and shares or Series B Preferred Stock. No dividend shall be declared, set aside or paid to holders of any of the outstanding shares of the capital stock of the Corporation, including without limitation, any outstanding shares of Series A Preferred Stock or Common Stock, unless at the same time a dividend in an amount equal to all accrued but unpaid dividends as set forth above is declared and paid to the holders of outstanding shares of Series B Preferred Stock.



                                       2.

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                           (b) All dividends paid with respect to the
outstanding shares of Series B Preferred Stock pursuant to subparagraph 2(a) shall be paid pro rata to the holders entitled thereto.

                           (c) Holders of outstanding fractional shares of
Series B Preferred Stock shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Series B Preferred Stock pursuant to subparagraph 2(a), and all of such dividends with respect to such outstanding fractional shares shall be fully cumulative and shall accrue (whether or not declared) and shall be payable in the same manner and at such times as provided for in subparagraph 2(a).

                  3. Liquidation Rights of Series B Preferred Stock.

                           (a) In the event of any liquidation, dissolution or
winding up of the Corporation, whether voluntary or involuntary, the holders of outstanding shares of Series B Preferred Stock, shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital, surplus or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the outstanding shares of any other class or series of the Corporation's capital stock, including without limitation, shares of Series A Preferred Stock and of Common Stock, an amount equal to One Thousand Dollars ($1,000) per share of Series B Preferred Stock then outstanding, plus all accrued but unpaid dividends thereon to the date fixed for liquidation (whether or not declared), and no more. If upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of the outstanding shares of Series B Preferred Stock shall be insufficient to permit the payment to such stockholders of the full preferential amounts aforesaid, then the entire assets of the Corporation to be distributed shall be distributed ratably among the holders of outstanding shares of Series B Preferred Stock based on the full preferential amounts for the number of outstanding shares of Series B Preferred Stock held by each holder.

                           (b) After the payment or setting apart of the payment
to the holders of outstanding shares of Series B Preferred Stock of the preferential amounts aforesaid, the holders of outstanding shares of any other class or series of the capital stock of the Corporation shall be entitled to receive the remaining assets of the Corporation ratably, in order of seniority thereof.

                           (c) Following a Liquidation Event, the holder of a
majority of the outstanding shares of Series B Preferred Stock may, in the discretion thereof, deem such Liquidation Event a liquidation, dissolution or winding up of the Corporation that triggers the rights of such holders, as further set forth in Section 3(a) above.

                           (d) The payment of preferential amounts pursuant to
this paragraph 3 with respect to each outstanding fractional share of Series B Preferred Stock shall be equal to a ratably proportionate amount of the preferential amount payable with respect to each outstanding share of Series B Preferred Stock.

                                       3.

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                  4. Voting Rights. At all meetings of the stockholders of the
Corporation and in the case of any actions of stockholders in lieu of a meeting, each holder of shares of Series B Preferred Stock shall be entitled to ten (10) votes per share of Series B Stock held thereby. Except as otherwise expressly provided in Section 5 below or as required by law, the holders of Common Stock and Series B Preferred Stock shall vote together as a single class in accordance with the preceding sentence, and neither the Common Stock nor the Series B Preferred Stock shall be entitled to vote as a separate class on any matter to be voted on by stockholders of the Corporation.



                  5. Restrictions and Limitations.

                           (a) The Corporation shall not, without the consent of
the holders of a majority of the outstanding shares of Series B Preferred Stock, voting separately as a single class:

                                    (i) Issue any securities with equal or
                  superior rights with respect to dividends or liquidation preference;

                                    (ii) Repurchase any shares of, make any
                  dividend or distribution to, or any reclassification with respect to any of the Corporation's outstanding shares of capital stock, except that no such vote shall be required with respect to any such action taken in accordance with the Series A Certificate with respect to shares of Series A Preferred Stock;

                                    (iii) Amend or modify the Corporation's
                  Articles of Incorporation or Bylaws so as to adversely affect the relative rights, preferences, qualification, limitations or restrictions or the Series B Preferred Stock; and

                                    (iv)    Amend this paragraph 5(a).

                           (b) Except as otherwise expressly provided in this
paragraph 5, any changes or amendments to the powers, preferences, and relative, participating, optional or other special rights, or the qualifications, limitations or restrictions thereof, with respect to the outstanding shares of Series B Preferred Stock may be made in accordance with applicable law.




                                       4.

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                  IN WITNESS WHEREOF, the Corporation has caused this
Certificate of Designation of Preferences of the Series B Preferred Stock of the Corporation to be signed and attested by its duly authorized officers this 26th day of December, 1996.




                                                 /s/ Peter J. Sodini
                                                 ______________________________
                                                 Peter J. Sodini
                                                 Chief Executive Officer

Attest:



/s/ Mark C. King
_____________________________
Mark C. King
Secretary






                                       5.

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